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                                                                 EXHIBIT 5.1


                   [BRACEWELL & PATTERSON, L.L.P. LETTERHEAD]




                                 June 26, 1996



FelCor Suite Hotels, Inc.
545 E. John Carpenter Freeway
Suite 1300
Irving, Texas 75062-3393

Gentlemen:

We refer to the Form S-3 Registration Statement of FelCor Suite Hotels, Inc., a Maryland corporation (the "Company"), filed with the Securities and Exchange Commission under file number 333-04947, and the Prospectus contained therein (the "Registration Statement"), for the purpose of registering under the Securities Act of 1933, as amended, 4,291,192 shares of the Company's Common Stock, $0.01 par value per share (the "Shares"), in connection with the public offering and sale of such Shares by the selling stockholders named in the Registration Statement. Of the Shares, 2,066,852 Shares may be issued by the Company to the holders of units of limited partner interest ("Units") of FelCor Suites Limited Partnership, a Delaware limited partnership, if and to the extent that such holders redeem Units for Shares ("Redemption Shares"), 165,670 Shares may be issued pursuant to an existing subscription agreement ("Subscription Shares"), and 2,058,770 Shares are issued and outstanding ("Outstanding Shares").

We have examined copies, certified or otherwise identified to our satisfaction, of the Company's Articles of Amendment and Restatement, Articles Supplementary, Bylaws, including any and all amendments thereto, and minutes of applicable meetings of the stockholders and the board of directors of the Company, or written consents in lieu of such meetings, together with such other corporate records, certificates of public officials and of officers of the Company as we have deemed relevant for the purposes of this opinion. Based upon the foregoing, and having regard to the legal considerations which we deem relevant, it is our opinion that:

         (1) All necessary corporate actions have been taken to authorize the issuance of the Redemption Shares and the Subscription Shares, and if and when such Shares are issued, sold and delivered as described in the Registration Statement and as contemplated by and for the consideration stated in the authorizing resolutions, such Shares will be legally issued, fully paid and nonassessable.

         (2) All necessary corporate actions have been taken to authorize the issuance of the Outstanding Shares and such Shares are legally issued, fully paid and nonassessable.

We hereby consent to the reference to us under the caption "Legal Matters" in the Prospectus which constitutes a part of the Registration Statement referred to above. We also consent to the inclusion in the Registration Statement of this opinion as Exhibit 5.1 thereto.



                                        Very truly yours,

                                        /s/ BRACEWELL & PATTERSON, L.L.P.

                                        Bracewell & Patterson, L.L.P.